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Exhibit 10.1C

CONFIDENTIAL

Stock Option Agreement
SLM Corporation
Management Incentive Plan
Replacement, Price-Vested Options–2003

A.
Option Grant.    Stock Options (the "Options") for a total of 200,000 shares of Common Stock, par value $.20, of SLM Corporation (the "Company") are hereby granted, to C.E. Andrews (the "Executive"), subject in all respects to the terms and provisions of the employment agreement between Executive and the Company for the period beginning February 24, 2003, (the "Employment Agreement"), the SLM Corporation Management Incentive Plan (the "Plan"), which are incorporated herein by reference, and this Stock Option Agreement (the "Agreement"). The Options shall not qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.

B.
Option Price.    The purchase price per share is $106.87 dollars (the"Option Price").

C.
Grant Date.    The date of grant of these Options is February 24, 2003 (the "Grant Date").

D.
Vesting; Exercisability.    The Options are not vested as of the Grant Date: (A) One-third of the Options will vest upon the later of (i) the Company's common stock price reaching a closing price of at least 120% of the Option Price for five days ("first vesting target price") or (ii) the date which is one year from the Grant Date; (B) one-third of the Options will vest upon the later of (i) the Company's common stock price reaching a closing price of at least 120% of the "first vesting target price" for five days ("second vesting target price") and (ii) one year from the Grant Date; and (C) one-third of the Options will vest upon the later of (i) the Company's common stock price reaching a closing price of 120% of the "second vesting target price" for five days or (ii) the date which is one year from the Grant Date, provided that in any case all Options will vest upon the earlier of Executive's death, Disability, Termination By Executive For Good Reason, Termination By Company Without Cause, Change in Control or the eighth (8th) anniversary of the Grant Date.

•
Upon termination of employment for any reason, other than the reasons listed above, any unvested Options will not vest and will be canceled.
•
Upon termination of employment as a Termination for Cause, any Options, vested or unvested, are forfeited.
•
Upon termination for death or Disability, Options are exercisable until the earlier of (1) the Expiration Date or (2) one year from the date of termination.
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Upon termination for all reasons except death or Disability, vested Options are exercisable until the earlier of (1) the Expiration Date or (2) three months from the date of termination.

E.
Expiration.    These Options expire ten years from the Grant Date (the "Expiration Date"), subject to the provisions of the Plan and this Agreement, which may provide for earlier expiration in certain instances, including Executive's termination of employment.

F.
Replacement Options.    Executive shall receive replacement options, subject to the terms and conditions of the Company's replacement option program, for the same number of shares of Common Stock as are used to pay the Option Price upon exercise of these Options using shares previously owned by the Executive for at least six months.

G.
Non-Transferable; Binding Effect.    These Options may not be transferred except as provided for in the Plan, and may be exercised during the lifetime of the Executive only by him or her. The terms of these Options shall be binding upon the executors, administrators, heirs, and successors of the Executive.

H.
Exercise; Payment of Option Price; Taxes.    These Options shall be exercised only in accordance with the terms of the Plan and this Agreement. Each exercise shall be for no fewer than fifty (50) shares, other than an exercise for all remaining Option shares. Upon exercise of all or part of these Options, the Executive shall pay the Option Price to the Company only in the following manner: either (i) by cash or certified or cashier's check, (ii) by arrangement with a broker approved by the Company where payment is made pursuant to an irrevocable direction to the broker to sell sufficient Option shares and pay the entire Option Price to the Company in cash, (iii) by delivery of shares of Common Stock of the Company that have been owned by Executive for at least six months. The value of any such shares delivered as payment of the Option Price shall be such shares' fair market value as indicated by the current price per share of the Company's common stock at the time of exercise. In addition, as a condition to the issuance of shares of Common Stock of the Company pursuant to these Options, the Executive agrees to remit to the Company at the time of any exercise of these Options any taxes required to be withheld by the Company under federal, state, or local law as a result of the exercise of these Options or as a result of disposing of ISO shares before the expiration of the necessary holding period (disqualifying disposition).

I.
Board Interpretation.    The Executive hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board of Directors of the Company and, where applicable, the Compensation and Personnel Committee of the Board of Directors (the "Committee") concerning any questions arising under this Agreement or the Plan.

J.
Amendments for Accounting Charges:    The Committee reserves the right to unilaterally amend this agreement to reflect any changes in applicable law or financial accounting standards.

K.
Definitions.    Capitalized terms used herein shall have the meanings given to them in the Plan or herein as defined in the sections of the Employment Agreement between the Company C.E. Andrews dated February 24, 2003 as follows:

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"Disability", section 12.1(a).
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"Termination By Company Without Cause", section 12.2(a).
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"Termination By Executive For Good Reason", section 12.2(b).
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"Change in Control", section 12.3.
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"Termination for Cause", section in 12.4(a).

L.
Notices.    All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telefaxed or telecopied to, or, if mailed, when received by, the other party at the following addresses:

        If to the Company to:

    Director, Stock Plans
    Sallie Mae, V1264
    11600 Sallie Mae Drive
    Reston, VA 20193
    Fax: (703) 810-7170

If to the Executive, to (i) the last address maintained in the Company's Human Resources files for the Executive or (ii) the Executive's mail delivery code or place of work at the Company.

M.
Miscellaneous.    In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision. The headings in this Agreement are solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. This Option grant is conditioned upon the Executive and his or her heirs, beneficiaries, successors and assigns agreeing to be bound by this Agreement. The Executive shall cooperate and take such actions as may be reasonably requested by the Company in order to carry out the provisions and purposes of the Agreement. The Executive is responsible for complying with all laws applicable to Executive, including federal and state securities reporting laws.

  The Executive hereby accepts these Options subject to all the terms and provisions set forth herein and in the Plan.

SLM CORPORATION
		By:	/s/ Albert L. Lord Albert L. Lord, Vice Chairman and Chief Executive Officer
EXECUTIVE:
Signature: Name:	/s/ C.E.Andrews C.E. Andrews
Date signed:	2/24/03

Copies of the Plan Document and Prospectus are available on the Sallie Mae Stock Options Intranet site located at http://salliemaecentral.com/legal/esop/plandocs.htm. Paper copies of these documents can be obtained by contacting the Plan Administrator by sending an email to stock.options@slma.com, or to request by fax to (703) 810-7170.

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Stock Option Agreement SLM Corporation Management Incentive Plan Replacement, Price-Vested Options–2003